UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 27, 2014

THE CONTAINER STORE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36161	26-0565401
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Freeport Parkway

Coppell, TX 75019

(Address of principal executive offices) (Zip Code)

(972) 538-6000

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2014, the Board of Directors (the “Board”) of The Container Store Group, Inc. (the “Company”) increased the size of the Board from ten to eleven directors and elected Caryl Stern as a Class II director of the Company. Ms. Stern has been appointed to serve on the Audit Committee of the Board and the Culture and Compensation Committee of the Board.

Ms. Stern will participate in the Company’s standard compensation program for non-employee directors, which currently includes:

•                  an annual retainer of $80,000, payable quarterly;

•                  an initial grant of a stock option (an “Initial Award”) under the Company’s 2013 Incentive Award Plan with a Black-Scholes value  equal to a prorated portion of $100,000, with such prorated amount determined based on the portion of the initial year served by the non-employee director following his or her initial election to the Board, which vests annually in three equal installments; and

•                  an annual grant of a stock option under the 2013 Incentive Award Plan with a Black-Scholes value of approximately $100,000, which vests annually in three equal installments.

On October 27, 2014, Ms. Stern received an Initial Award in the form of an option to purchase 9,276 shares of the Company’s common stock with an exercise price per share equal to $16.84, the closing price per share of the Company’s common stock on the date of grant.

Ms. Stern has also entered into the Company’s standard indemnification agreement for directors and officers.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CONTAINER STORE GROUP, INC.

Date: October 28, 2014	By:	/s/ Jodi L. Taylor
Jodi L. Taylor
Chief Financial Officer

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